SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made and entered into by and between Community Bank (the "Bank"), Community Financial Corporation (the "Company") and Chris P. Kyriakides (the "Executive").

WITNESSETH

WHEREAS, Executive entered into an employment agreement with the Bank as of April 1, 2001, as amended on March 29, 2002, January 25, 2006 and as Amended and Restated on April 26, 2006 (as amended, the "Employment Agreement"); and

WHEREAS, Executive entered into a Change of Control Agreement with the Company as of April 26, 2008 (the "Change of Control Agreement"); and

WHEREAS, Executive now desires to separate from employment prior to the end of the term specified in such Employment Agreement, and the Bank agrees to allow Executive to separate prior to the end of the term specified in such Employment Agreement; and

WHEREAS, Executive and the Bank are willing to terminate such Employment Agreement by Executive's resignation with Good Reason; and

WHEREAS, Executive and the Company are willing to terminate such Change of Control Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.
Termination of Existing Employment Agreement. The parties agree that the Employment Agreement and the Change of Control Agreement between the parties are terminated in full, by virtue of Executive's resignation for Good Reason (as that term is defined in the Employment Agreement), effective as defined in Paragraph 4 hereafter (the "Effective Date"). Following the Effective Date, no amounts shall be payable to the Executive under the Employment Agreement or the Change of Control Agreement. After the Effective Date, Executive will no longer be an employee of the Bank or the Company.

2.	Separation Payments and Benefits. The Bank agrees to pay to the Executive the following:

a. The Bank shall pay Executive as severance pay for past services rendered a one-time lump sum payment of $164,000, payable on the Effective Date.

b.           The Bank shall pay Executive a lump sum payment of $29,503 on the Effective Date, as payment in full for the value of the following: (i) Executive's health, dental, long-term disability and life insurance; (ii) the matching portion of the 401(k) contribution for the Executive; and (iii) the Defined Benefit Plan (as defined below) accrual that would have been made for the Executive in fiscal 2010.

c.           Executive will have until August 25, 2009 to exercise any outstanding incentive stock options granted to Executive pursuant to the Company's 1996 or 2003 Stock Option and Incentive Plans. Any stock options granted to Executive under any other plan of the Company shall be terminated as of the Effective Date of this Agreement.

d.           Under the Bank's Employee's Retirement Plan ("Defined Benefit Plan"), Executive will be entitled to a monthly benefit of $1,362, calculated as a life only annuity beginning at age 65, upon his reaching that normal retirement age. Executive may have the option of receiving a lower monthly payment upon reaching the early retirement age specified in the Defined Benefit Plan and may also have the option to select from among all of the other available annuity forms available to all former employees of the Bank under the Defined Benefit Plan, the terms and conditions of which shall continue to govern all payments to Executive.

e.           The Bank and Executive agree that the Salary Continuation Plan and the Amended Salary Continuation Agreement dated June 26, 2008 between the Bank and Executive shall remain in full force and effect, except that: i) the term "Final Pay" as set forth in Article 1.10 of the Amended Salary Continuation Agreement shall now read as follows:

1.10 "Final Pay" means $183,637; and,

ii) the term "Amount of Benefit" in Article 2.3.1 of the Amended Salary Continuation Agreement shall now read as follows:

2.3.1 "Amount of Benefit" The annual benefit under this Section 2.3 is $36,727.40.

f.           Executive will be offered the opportunity to rollover his vested 401(k) balance and continue his health insurance pursuant to COBRA, beginning on the Effective Date. Executive understands and agrees that he will be responsible for paying any COBRA premiums due from Executive.

g.           In the event a Change of Control, as previously defined in the Change of Control Agreement, occurs within six months of the Effective Date, the Company will pay to Executive a one-time lump sum payment of $222,482.

h.            To the extent any payments under this paragraph 2 will be subject to federal and state payroll tax and withholding, such withholding will be at Executive's regular rate(s) of withholding and not at any special or bonus rate.

3.
Resignation from the Bank, the Company and any Affiliated Boards of Directors. Executive, the Company and the Bank agree that this Agreement shall serve as Executive's resignation from all employee and director positions with the Company, the Bank and any affiliated entities. The effective date of such resignation shall be the Effective Date.

4.	Release.

a.            Executive, on behalf of the Executive and for anyone else who may make a claim on behalf of Executive, knowingly and voluntarily releases and discharges the Company, the Bank and any subsidiary companies, affiliates, operating groups and their successors and assigns, and their officers, directors and employees ("Released Parties") from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly related to the Executive's employment with the Company and the Bank and his position as a director on any Bank affiliate's Board of Directors, except as otherwise provided herein. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (as amended by the Old Workers' Benefit Protection Act), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, any civil rights act of the Commonwealth of Virginia and any other applicable civil rights laws or regulations, any applicable municipal civil rights ordinance, the Family and Medical Leave Act and any applicable state family and medical leave statute, any express or implied contract right, including the Employment Agreement, the Change of Control Agreement or any other federal, state or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended; provided, however, that the Executive does not waive any rights he may have pursuant to the Defined Benefit Plan, the Salary Continuation Plan and the Amended Salary Continuation Agreement dated June 26, 2008, any vested 401(k) balance or any rights or claims that may arise after the date of this release.

With respect to any claim that Executive might have under the Age Discrimination in Employment Act of 1964, as amended:

(i)           The Executive's waiver of said rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement;

(ii)          The Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement and he has done so;

(iii)         The Executive acknowledges that he has been given a period of at least twenty one (21) calendar days within which to consider this Agreement; and

(iv)         The Executive and the Bank agree that the Executive has a period of seven (7) calendar days following his execution of this Agreement within which to revoke the Agreement.

    The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the seven (7) calendar day revocation period expires. The date on which this seven (7) calendar day period expires shall be the Effective Date of this Agreement.

b.     The Company and the Bank, on behalf of the Released Parties, knowingly and voluntarily release and discharge the Executive from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly related to the Executive's employment with the Company and the Bank and his position as a director on any Bank affiliate's Board of Directors.

c.          To the extent that any insurance protection is applicable to Executive under the Company's and the Bank's Financial Institutions Blue Chip Policy and the Depository Institutions Blanket Bond, nothing in this Agreement shall modify, enhance or impair the availability of such coverage, if any.

5.
Covenant not to Sue. Except for actions excluded from Paragraph 4 above and for any breach of this Agreement, the parties to this Agreement agree not to file or commence any action or proceeding against any other party to this Agreement or any Released Parties with any local, state or federal agency or in state or federal court with respect to any matter that is the subject of the release given in Paragraph 4 above. The parties further agree to reimburse, defend and hold harmless the other parties to this Agreement and any of the other Released Parties against any such claims, causes of action or demands brought by or on behalf of a party hereto, except to the extent such claims, causes of action or demands are excluded from Paragraph 4 above.

6.
Future Employment. The Executive agrees that he will not be entitled to future employment with the Company or the Bank, and hereby waives any future right to consideration for employment by the Company and the Bank. The Executive, the Company and the Bank agree that no party shall make any negative or disparaging remarks or comments to any other person and/or entity about any other party to this Agreement. In the event the Bank's Human Resources Department receives a request for a reference in regard to the Executive from a prospective employer, the Bank's Human Resources Department shall respond to same by providing the Executive's dates of employment and job title. The Bank's Human Resources Depattinent may also advise the requesting party that it is Bank policy not to release any further information. Nothing in this paragraph shall limit or prohibit the Executive, the Company or the Bank from testifying truthfully under oath in any legal or governmental proceeding.

7.
Confidentiality. Executive agrees that Executive will not use, divulge, sell or deliver to or for Executive or any other person, firm or corporation other than the Company or the Bank any confidential information of the Bank and its affiliates in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, manuals, papers, contracts, strategic plans and any and all other documents containing trade secrets concerning the Company, the Bank and their business operations ("Confidential Information"). Confidential Information does not include information available from or which can be ascertained through public means (e.g., internet, published materials or industry publications). Executive will destroy or surrender to the Bank all Confidential Information and all other property belonging to the Bank or any of its affiliates on or before the Effective Date.

8.
Breach. Executive and the Bank agree that should there be a violation or attempted or threatened violation of this Agreement, the non-breaching party may apply for and obtain an injunction to restrain such violation or attempted or threatened violation, to which injunction such party shall be entitled as a matter of right. Such injunctive relief shall be in addition to such other rights and remedies as the non-breaching party may have arising from any breach hereof.

9.
Acknowledgment. Executive acknowledges and agrees that the release given in Paragraph 4 is an essential and material term of this Agreement and without it no agreement would have been reached by the parties.

10.
Terms Separable. The terms of this Agreement are separable so that if any term or provision is invalid or unenforceable, that term will be modified to make it valid or enforceable or deleted if incapable of being modified and the rest of this Agreement will remain in full force and effect.

11.
Review of Counsel. Executive has read this Agreement and understands its terms and effects. Executive is signing this Agreement knowingly and voluntarily and with the intention of releasing all causes of action, liabilities, rights and claims described in Paragraph 4 above and acknowledges he has been advised to and has consulted with competent legal counsel of his selection.

12.
Entire Agreement. This Agreement is the only agreement with respect to the subject matter hereof between the Company, the Bank and Executive and replaces any prior agreement. This Agreement may only be modified in a writing signed by both parties.

13.	Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

Intending to be bound according to its terms, Executive, the Company and the Bank signed this Agreement as of the dates stated below.

CHRIS P. KYRIAKIDES

/s/ Chris P. Kyriakides

Date: 5/19/09

Received and agreed to by COMMUNITY FINANCIAL CORPORATION

By: /s/ P. Douglas Richard

Date: May 19, 2009

Received and agreed to by COMMUNITY BANK

By: /s/ Norman C. Smiley, III

Date: May 19, 2009